Filed Pursuant to Rule 424(b)(5)

Registration No. 333-238007

Prospectus Supplement

(To Prospectus dated May 5, 2020)

2,325,582 Shares

Common Stock

We are offering 2,325,582 shares of our common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SILK.” On October 17, 2022, the last reported sale price of shares of our common stock on The Nasdaq Global Select Market was $42.47 per share.

	Per Share	Total
Public offering price...............................................................................................................................................................................................	$43.00	$100,000,026
Underwriting discounts and commissions(1)...........................................................................................................................................................	$2.15	$5,000,001
Proceeds to Silk Road Medical, Inc., before expenses...............................................................................................................................................	$40.85	$95,000,025

(1)See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to 348,837 additional shares of our common stock.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about October 21,  2022.

J.P. Morgan	BofA Securities	Stifel

Wolfe Capital Markets and Advisory

The date of this prospectus supplement is October 18,  2022

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We and the underwriters have not authorized anyone to provide you with information or to make any representation other than the information and representations contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We and the underwriters are offering to sell, and are seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. For investors outside the United States we and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, as well as the documents incorporated by reference herein and therein and the additional information described under “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Silk Road Medical,” the “company,” “we,” “us” and “our” refer to Silk Road Medical, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated herein by reference and does not contain all of the information that you should consider in making your investment decision.  Before investing in our common stock, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a medical device company focused on reducing the risk of stroke and its devastating impact.  We believe a key to stroke prevention is minimally-invasive and technologically advanced intervention to safely and effectively treat carotid artery disease, one of the leading causes of stroke.  We have pioneered a new approach for the treatment of carotid artery disease called transcarotid artery revascularization, or TCAR, which we seek to establish as the standard of care.

TCAR relies on two novel concepts - minimally-invasive direct carotid access in the neck and high-rate blood flow reversal during the procedure to protect the brain - and combines the benefits of innovative endovascular techniques with fundamental surgical principles.  TCAR using our portfolio of products has been clinically demonstrated to reduce the upfront morbidity and mortality risks commonly associated with the current standard of care, an invasive carotid revascularization procedure called carotid endarterectomy, or CEA, while maintaining a reduction in long-term stroke risk.  Large randomized clinical trials have demonstrated that the CEA procedure itself is associated with a significant risk of adverse events such as cranial nerve injury, heart attack, wound complications and, in some cases, even stroke and death.

To address the invasiveness of CEA, transfemoral carotid artery stenting, or CAS, was first performed in 1993 and further developed to offer a minimally-invasive, catheter-based alternative for physicians and their patients.  Despite reducing the risk of certain adverse events associated with CEA, multiple randomized clinical trials and other studies have shown that CAS, relative to CEA, often results in an almost two-fold risk of stroke within the first 30 days following treatment, which we believe is due to inadequate protection of the brain.  We believe this represents an unacceptable trade-off relative to the current standard of care of CEA and has limited the adoption of CAS. As a result, we believe there remains an unmet clinical need to offer patients a reduction in 30-day stroke risk with fewer procedure-related adverse events, while maintaining a reduction in long-term stroke risk beyond the first 30 days.

We are the first and only company to obtain FDA approvals, secure specific Medicare reimbursement coverage, and commercialize products engineered and indicated specifically for transcarotid use, in patients who require carotid revascularization and who meet certain treatment criteria.  As of July 2022,  over 50,000 TCAR procedures had been performed globally. In the United States, there were approximately 8,400, 10,400 and 13,900 TCAR procedures performed in 2019, 2020 and 2021, respectively.  TCAR is a minimally-invasive procedure that addresses the morbidity of CEA and the 30-day stroke risk of CAS while maintaining a reduction in long-term stroke risk beyond the first 30 days.  TCAR starts with a small incision in the neck slightly above the collarbone, otherwise known as transcarotid access, through which our ENROUTE® Transcarotid Stent System, or ENROUTE stent, is placed during a period of temporary high-rate blood flow reversal that is enabled by our ENROUTE® Transcarotid Neuroprotection System, or ENROUTE NPS. Blood flow reversal directs embolic debris that could cause a stroke away from the brain during the procedure, while the stent braces the plaque and prevents embolization to afford a reduction in long-term stroke risk after the procedure.  We believe that by meeting the standard of brain protection afforded by CEA, while providing benefits commensurate with an endovascular, minimally-invasive approach, TCAR could become the preferred procedure for carotid revascularization.

Additionally, we believe that as our technology becomes more widely adopted, TCAR may become a compelling alternative for patients who are treated with medical management alone each year.  Stroke represents the fifth most common cause of mortality in the United States and it is estimated that more than seven million stroke survivors in the United States are living with persistent disability due to stroke.  According to the American Heart Association, stroke-related costs in the United States amounted to more than $50 billion between 2017 and 2018.  Approximately 87% of all strokes are ischemic, and approximately 34% of ischemic strokes are caused by carotid artery disease.  We believe there were approximately 4.3 million people with carotid artery disease in the United States in 2020, with over 430,000 estimated new carotid artery disease diagnoses in the United States in 2021. We believe a total annual U.S. market opportunity of approximately $3.1 billion exists for our portfolio of TCAR products. This market opportunity is based on the approximately 169,000 carotid revascularization procedures performed in 2021, which we estimate to represent a market conversion opportunity of $1.2 billion, and an additional opportunity to treat the medically managed portion of the diagnosed population in the United States, which we estimate to represent an annual market opportunity of $1.9 billion.  Approximately 13,900 TCAR procedures were performed in 2021 in the United States using our products, representing just over 3% of annual diagnoses of carotid artery disease. Additionally, we estimate that there is an additional annual market opportunity in certain markets outside the United States of approximately $2.3 billion.  The safety, effectiveness and clinical advantages of TCAR have been demonstrated in multiple clinical trials, post-market studies and registries that have been published in peer-reviewed journals representing outcomes in more than 18,000 patients as of July 2022.

Recent Developments

Impact of COVID-19

The global COVID-19 pandemic presents significant risks to us and has had, and continues to have intermittent impacts on our business, operations, and financial results and condition, directly and indirectly, including, without limitation, impacts on: the health of our management and employees; our supply chain, manufacturing, distribution, marketing and sales operations; our research and development activities, including clinical activities; and customer and patient behaviors.  COVID-19 and its variants have negatively impacted, and may continue to negatively impact our operations and revenue and overall financial condition by significantly decreasing the number of TCAR procedures performed or slowing the growth of the market for TCAR procedures. The pandemic has also reduced our expectations for the growth rate in the number of TCAR procedures to be performed in the future. The number of TCAR procedures performed, similar to other surgical procedures, decreased as many health care organizations globally have prioritized the treatment of patients with COVID-19.  In addition, hospitals have and continue to experience staffing shortages that cause problems scheduling or rescheduling TCAR procedures.  These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and will significantly reduce our expected revenue while the pandemic continues.  As well, due to presumed fear and anxiety, some patients are not accessing routine or emergency health care which may impact our expected procedures and revenue.

Governmental mandates related to COVID-19 or other infectious diseases have impacted, and we expect them to continue to impact, our personnel and personnel at third-party manufacturing facilities in the United States and other countries, and the availability or cost of materials.  Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in our facilities periodically closing, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations.  However, we are considered an essential business under applicable state rules and our manufacturing operations are ongoing.

Other disruptions or potential disruptions include intermittent restrictions on our personnel to travel and access customers for selling, marketing, training, case support and product development feedback; delays in approvals by regulatory bodies; delays in product development efforts; delays in preparation for and launch of our international expansion efforts; and additional government requirements or other incremental mitigation efforts that may further impact our capacity to manufacture, sell and support the use of our products.

While some of these restrictions began to lift in 2021 and the first half of 2022, new virus variants, and increased infection rates have continued to make the current COVID-related environment highly volatile and uncertain. The ultimate extent of the impact of the COVID-19 pandemic on us remains highly uncertain and will depend on future developments and factors that continue to evolve, including the duration and severity of the pandemic, the actions taken to reduce the transmission of COVID-19 or mitigate the burden on hospitals, and the speed with which normal economic, labor market and operating conditions resume, among others. Most of these developments and factors are outside of our control and could exist for an extended period of time even after the pandemic might end.

Summary Preliminary Financial Data For Quarter Ended September 30, 2022

Our financial statements as of and for the three months ended September 30, 2022, are not yet available. Accordingly, the information presented below reflects our estimates and expectations for the three months ended September 30, 2022, subject to the completion of our financial close process and our actual financial statements for the three months ended September 30, 2021. As a result, these estimates may differ from the actual results that will be reflected in our financial statements as of and for the three months ended September 30, 2022, when they are issued. These estimates may change. These estimates are not meant to be a comprehensive statement of our financial position and results for this period. Accordingly, you should not place undue reliance on these estimates.

For the three months ended September 30, 2022, our preliminary estimated revenue was $37.4 million, as compared to $24.7 million for the three months ended September 30, 2021, an increase of $12.7 million or 51% compared to three months ended September 30, 2021. Our preliminary estimated gross profit for the three months ended September 30, 2022, was between $27.8 million and $28.2 million compared to $18.6 million for the three months ended September 30, 2021. Our preliminary estimated gross margin for the three months ended September 30, 2022, was between 74%  and 75% compared to 75% for the three months ended September 30, 2021, and compared to 73% for the three months ended June 30, 2022.  Gross margin for the third quarter of 2022 increased in comparison to the second quarter of 2022 due to a benefit associated with a standard cost revaluation in the third quarter of 2022. During the third quarter of 2022, we began to manufacture commercial product at our Minnesota facility.  This milestone necessitated that we revalue our standard costs at the end of the third quarter of 2022, which impacted our gross profit for the quarter.  Our estimated operating expenses were between $37.2  million and $37.6 million for the three months ended September 30, 2022, compared to $31.9 million in the three months ended September 30, 2021, which represents an increase of between 17% and 18%, compared to the three months ended September 30, 2021. For the three months ended September 30, 2022, our estimated net loss was between $10.2 million and $10.6 million, as compared to $13.9 million for the three months ended September 30, 2021, a decrease of between $3.3 million and $3.7 million or between  24%  and 27%, compared to the three months ended September 30, 2021.    As of September 30, 2022, our preliminary estimated cash and cash equivalents and short-term investments balance was $105.1 million.

These preliminary estimates have been prepared by, and are the responsibility of, our management and are based on a number of assumptions.  PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary information as of and for the three months ended September 30, 2022. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to these preliminary amounts.

Additional Information

As of July 2022, over  50,000 TCAR procedures had been performed globally, including approximately 4,700 procedures performed in the second quarter of 2022 and over 5,250 procedures performed in the third quarter of 2022. In our continued efforts towards establishing TCAR as the standard of care for treatment of carotid artery disease, we are strategically expanding our U.S. sales force and marketing activities. As of December  31, 2021, we had nearly 1,000 hospital accounts across 58 active sales territories.

Our practice is to require physicians to complete a training program before performing TCAR, which is also a regulatory requirement derived from the PMA approval of the ENROUTE stent.  To facilitate training, we have developed a robust training course including clinical and procedural details as well as hands-on workshops designed to provide the highest potential for successful outcomes. As of December  31,  2021, we had trained and certified over 2,000 physicians on the use of TCAR in the United States.

The safety, effectiveness and clinical advantages of TCAR have been demonstrated in multiple clinical trials, post-market studies and registries. In a study published in the Annals of Surgery in September 2020, TCAR was compared to CEA in propensity score matched high surgical risk patients who underwent TCAR or CEA for carotid artery stenosis (2016-2019). The study showed that the average TCAR procedure time was 75 minutes compared to 121 minutes for CEA procedures.  Accordingly, physicians have the potential to treat up to 67% more patients with

TCAR in the same period of time compared to CEA.  Additionally, on September 7, 2022, we announced the enrollment of the first patient in ROADSTER 3, our prospective, multi-center, single-arm study to assess real-world treatment of standard surgical risk patients with carotid artery disease using TCAR.

Through third-party consultants, we have performed economic analyses of TCAR using our own clinical data and published data for CEA relating to cost inputs for both procedures and national weighted average reimbursement rates. We believe the results of these analyses show that TCAR compares favorably to CEA in terms of hospital margins, the economic value proposition for the procedure, and the length of hospital stay.

On September 2, 2022, we received 510(k) clearance from the U.S. Food and Drug Administration, or the FDA, for our ENROUTE Enflate Transcarotid RX Balloon Dilation Catheter and on September 7, 2022, we entered into a manufacturing agreement with Nordson Medical Ireland, Ltd., to supply the Enflate product. Additionally, on October 12, 2022, we received approval from the Japan Association for the Advancement of Medical Equipment for ENROUTE NPS and ENROUTE stent.

We have experienced considerable growth since we began commercializing our products in the United States in late 2015. Our revenue increased to $101.5 million for the year ended December 31, 2021 compared to $75.2 million and $63.4 million for the years ended December 31, 2020 and 2019, respectively.

Company Information

We were incorporated in Delaware on March 21, 2007 as Silk Road Medical, Inc.  Our principal executive offices are located at 1213 Innsbruck Drive, Sunnyvale, CA 94089, and our telephone number is (408) 720-9002.  Our website address is www.silkroadmed.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus supplement.

Trademarks

“Silk Road Medical,” the “Silk Road Medical” logo, “Enroute” and the “Enroute” logo, “Enhance,” “Enflate” and “TCAR” are our trademarks or registered trademarks.  Our logo and our other tradenames, trademarks and service marks appearing in this prospectus supplement are our property.  Other tradenames, trademarks and service marks appearing in this prospectus supplement are the property of their respective owners.  Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement appear without the ™ or ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

THE OFFERING

Common stock offered by us	2,325,582 of shares of our common stock

Common stock outstanding after this offering	37,518,751 shares (or 37,867,588 shares if the underwriters exercise in full their option to purchase additional shares)

Underwriters’ option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 348,837 shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds

We estimate the net proceeds to us from this offering will be approximately $94.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to expand our sales force and operations, increase our research and development activities, conduct or sponsor clinical studies and trials, lease new facilities, expand internationally, and to provide for working capital and other general corporate purposes. We may use a portion of the net proceeds to repay debt or acquire or license complementary products, technologies, intellectual property or businesses; however, we currently do not have any agreements or commitments to complete any such transactions and are not involved in negotiations regarding such transactions. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

Nasdaq Stock Market symbol	SILK

The number of shares of common stock that will be outstanding after this offering is based on 35,193,169 shares of common stock outstanding as of June 30, 2022, and excludes:

•

4,175,300 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of  June 30, 2022, with a weighted-average exercise price of $22.60 per share;

•	39,539 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after June 30, 2022, with a weighted-average exercise price of $49.20 per share;
•	1,112,936 shares of our common stock issuable upon the vesting of restricted stock units as of June 30, 2022;
•	76,697 shares of our common stock issuable upon the vesting of restricted stock units granted after June 30, 2022; and
•	3,842,820 shares of common stock reserved for future grants under our stock-based compensation plans, consisting of:
•	2,621,466 shares of common stock reserved for future grants under our 2019 Equity Incentive Plan; and
•	1,221,354 shares of common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan.

In addition, unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock from us in this offering and no exercise of outstanding options or settlement of outstanding restricted stock units referred to above.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the information contained in this prospectus supplement and the accompanying prospectus, together with all of the other information contained or incorporated by reference in this prospectus supplement or appearing or incorporated by reference in the prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, all of which are incorporated herein by reference, and as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operation. Note that the impact of the COVID-19 outbreak and any worsening of the economic environment may exacerbate the risks and uncertainties we have described, any of which could have a material impact on us. Conditions related to this pandemic are changing rapidly and additional impacts to our business may arise that we are not aware of currently.

Risks Related to This Offering

The market price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

The market price of our common stock can be highly volatile and may fluctuate substantially due to many factors, including:

•	Analysts’ estimates, investors’ perceptions, recommendations by securities analysts, the loss of analyst coverage or our failure to achieve analysts’ estimates;
•	Quarterly variations in our or our competitors’ results of operations;
•	Periodic fluctuations in our revenue, which could be due in part to the way in which we recognize revenue;
•	The financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
•

General market conditions and other factors unrelated to our operating performance or the operating performance of our competitors, including deteriorating market conditions due to investor concerns regarding inflation, interest rate and economic policies, supply chain issues, the war between Russia and Ukraine and changes in China-Taiwan relations;

•	Changes in reimbursement by current or potential payers;
•	Operating performance and stock market valuations of other technology companies generally, or those in the medical device industry in particular;
•	Actual or anticipated changes in regulatory oversight of our products;
•	The results of our clinical trials as well as studies and registries conducted by others using our products;
•	The results of clinical trials that study competing carotid interventions or medical management of carotid artery disease;
•	The loss of key personnel, including changes in our board of directors and management;
•	Product recalls or other problems associated with our products;
•	Legislation or regulation of our market;
•	Lawsuits threatened or filed against us, including litigation by current or former employees alleging wrongful termination, sexual harassment, whistleblower or other claims;
•	The announcement of new products or product enhancements by us or our competitors;

•	Announced or completed acquisitions of businesses or technologies by us or our competitors;
•	Announcements related to patents issued to us or our competitors and related litigation; and
•	Developments in our industry.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering.  If the market price of shares of our common stock after this offering does not ever exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations, financial condition and reputation. These factors may materially and adversely affect the market price of our common stock.

Future sales of our common stock in the public market, or the perception that such sales could occur, could cause the price of our common stock to decline.

The sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our common stock at any time pursuant to this prospectus supplement or in one or more separate offerings. In addition, third party sales of a substantial number of shares of our common stock in the public market could occur at any time. As of June 30, 2022, we had 35,193,169 shares of our common stock outstanding.

In connection with this offering, each of our directors and officers have entered into lock-up agreements, on substantially similar terms, which expire 90 days from the date of this prospectus supplement.  Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Moreover, certain holders of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders.  We have also registered the offer and sale of all shares of common stock that we may issue under our equity compensation plans. These shares have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

New investors purchasing our common stock will experience immediate and substantial dilution.

Our public offering price is substantially higher than the book value per share of our common stock. Purchasers of common stock in this offering will incur immediate dilution of $38.88 per share (or $38.54 per share if the underwriters exercise their option to purchase additional shares in full), representing the difference between the public offering price of $43.00 and our as adjusted net tangible book value as of June 30, 2022.  To the extent outstanding options to purchase shares of our common stock are exercised, new investors may incur further dilution. See “Dilution.”

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds” in this prospectus supplement, we will have considerable discretion in the application of the net proceeds of this offering.

We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain statements that constitute forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition.  Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

These forward looking statements made by us in this prospectus supplement, the accompanying prospectus, or any of the documents incorporated by reference in this prospectus supplement and accompanying prospectus speak only as of the date of this prospectus supplement and the accompanying prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements include, but are not limited to, statements about:

•	our plans to conduct further clinical trials;
•	our plans and expected timeline related to our products, or developing new products, to address additional indications or to obtain regulatory approvals or clearances or otherwise;
•	the expected use of our products by physicians;
•	our expectations regarding the number of procedures that will be performed with our products, the number of physicians we expect to train, and the number of our sales territories;
•	our ability to obtain, maintain and expand regulatory clearances for our current products and any new products we create;
•	the expected growth of our business and our organization;
•	our expectations regarding government and third-party payer coverage and reimbursement;
•	our ability to retain and recruit key personnel, including the continued expansion of our sales and marketing infrastructure;
•	our ability to obtain an adequate supply of materials and components for our products from our third-party suppliers, most of whom are single-source suppliers;
•	our ability to manufacture sufficient quantities of our products with sufficient quality;
•	our ability to obtain and maintain intellectual property protection for our products and our business;
•	our ability to expand our business into new geographic markets;
•	our compliance with extensive Nasdaq requirements and government laws, rules and regulations both in the United States and internationally;
•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for, or ability to obtain, additional financing;
•	our ability to identify and develop new and planned products and/or acquire new products;
•	our expectations regarding the continued impact of the COVID-19 pandemic on our business;

•	our experience with inflationary pressures, caused by the COVID-19 pandemic or as a result of general macroeconomic factors;
•	developments and projections relating to our competitors or our industry; and
•	our intended use of the net proceeds from this offering.

We believe that it is important to communicate our future expectations to our investors.  However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control.  As a result, any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of the filing in which the statements are made. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement and the accompanying prospectus, whether as a result of any new information, future events or otherwise.

You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $94.5  million (or approximately $108.7 million if the underwriters exercise in full their option to purchase additional shares).

The principal purpose of this offering is to provide us with additional capital. We intend to use the net proceeds from this offering to expand our sales force and operations, increase our research and development activities, conduct or sponsor clinical studies and trials, lease new facilities, expand internationally, and to provide for working capital and other general corporate purposes. We may use a portion of the net proceeds to repay debt or acquire or license complimentary products, technologies, intellectual property or businesses; however, we currently do not have any agreements or commitments to complete any such transactions and are not involved in negotiations regarding such transactions.

As of the date of this prospectus, we cannot specify with certainty the allocations or all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management and board of directors will have broad discretion in the application and specific allocations of the net proceeds, and investors will be relying on the judgment of our management and board of directors regarding the application of the proceeds of this offering.

These expected uses represent our current intentions based upon our present plans and market conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend upon a number of factors, including future sales growth, success of research and development efforts, cash generated from future operations and actual expenses to operate our business.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in investment grade, interest bearing instruments, money market funds, certificates of deposit, commercial paper and U.S. government securities.

DESCRIPTION OF CAPITAL STOCK

Description of Common Stock

The following is a description of the material terms and provisions relating to our common stock. The following description is a summary that is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, and to provisions of the Delaware General Corporation Law. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which may be amended from time to time, are included as exhibits to the Annual Report on Form 10-K.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of convertible preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects or Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that are in effect contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	Before such date, our board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder; ·
•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or ·

•

On or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	In general, Section 203 defines business combination to include the following:
•	Any merger or consolidation involving the corporation and the interested stockholder; ·

•	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; ·

•	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
o	·
•

Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or ·

•	The receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, or our Chief Executive Officer or President. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our common stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

Advance Notice of Stockholder Business

If a stockholder is submitting a stockholder proposal related to the business of the company, such stockholder must: (i) be a stockholder of record at the time notice is given, (ii) submit the notice in a timely manner, and (iii) such business must be of a proper matter for stockholder action in accordance with our bylaws and applicable law. To be in proper written form, a stockholder’s notice related to the business of the company must contain the following items: (i) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares that are held of record or are beneficially held by the stockholder, (iv) whether and the extent to which any hedging activities have been entered into by or on behalf of such stockholder with respect to our securities, (v) any material interest of the stockholder in such business, (vi) a statement whether such stockholder will deliver a proxy statement or form of proxy to holders required under applicable law to carry the proposal.

Advance Notice of Director Nominations

If a stockholder is submitting a nomination in connection with an annual meeting, such stockholder must: (i) be a stockholder of record at the time notice if given, and (ii) submit the notice in a timely manner. To be in proper written form, a stockholder’s notice related to director nominations must contain the following items with respect to each nominee: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging activities have been entered into by or on behalf of the nominee with respect to our securities, (v) a description of all arrangements or understandings between or among the stockholder, any nominee or any other person or persons pursuant to which the nominations are to be made by the stockholder and (vi) a written statement executed by the nominee acknowledging and representing that the nominee intends to serve a full term on our board of directors if elected. With respect to the stockholder, the notice must contain the following items: (i) the name and address of the stockholder proposing such business, (ii) the class and number of shares that are held of record or are beneficially held by the stockholder, (iii) whether and the extent to which any hedging activities have been entered into by or on behalf of such stockholder with respect to our securities, (iv) any material interest of the stockholder in such business, and (v) a statement whether such stockholder will deliver a proxy statement or form of proxy reasonably believed by such stockholder to be necessary to elect such nominee.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our common stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

Classified Board; Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws authorizes only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors are permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors up for election. In addition, our amended and restated certificate of incorporation provides that directors may only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Notwithstanding the foregoing, beginning at the 2022 annual meeting of our stockholders, the successors of our directors whose terms expired at that meeting were elected for a term expiring at the 2023 annual meeting of the stockholders; at the 2023 annual meeting of our stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2024 annual meeting of our stockholders; and at each of our annual meetings of stockholders thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of our stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified and, commencing with the 2024 annual meeting of the stockholders, the classification of our board of directors shall cease.

Exclusive Forum

Our amended and restated certificate of incorporation and bylaws provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, or Exchange Act, only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation and bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.  The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exchange Listing

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “SILK.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on any of our capital stock.  We do not anticipate paying any dividends in the foreseeable future, and we currently intend to retain all available funds and any future earnings for use in the operation of our business, to finance the growth and development of our business and for future repayment of debt.  Future determinations as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.  In addition, our term loan agreement limits our ability to pay dividends or make other distributions or payments on account of our common stock, in each case subject to certain exceptions.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2022, our historical net tangible book value was $60.0 million, or $1.71 per share of common stock.  Historical net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of our shares of common stock outstanding as of June 30, 2022.

After giving effect to the sale of 2,325,582 shares of common stock by us at the public offering price of $43.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been $154.5 million, or $4.12 per share. This represents an immediate increase in net tangible book value of $2.41 per share to existing stockholders and immediate dilution of $38.88 per share to investors in this offering, as illustrated by the following table:

Public offering price per share		$43.00
Net tangible book value per share as of June 30, 2022	$1.71
Increase in net tangible book value per share attributable to investors participating in this offering	$2.41

As adjusted net tangible book value per share after giving effect to this offering		$4.12

Dilution per share to investors in this offering		$38.88

For purposes of this section, the number of shares of common stock that will be outstanding after this offering is based on 35,193,169 shares of common stock outstanding as of June 30, 2022, and excludes:

•

4,175,300 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of June 30, 2022, with a weighted-average exercise price of $22.60 per share;

•	39,539 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after June 30, 2022, with a weighted-average exercise price of $49.20 per share;
•	1,112,936 shares of our common stock issuable upon the vesting of restricted stock units as of June 30, 2022;
•	76,697 shares of our common stock issuable upon the vesting of restricted stock units granted after June 30, 2022; and
•	3,842,820 shares of common stock reserved for future grants under our stock-based compensation plans, consisting of:
•	2,621,466 shares of common stock reserved for future grants under our 2019 Equity Incentive Plan; and
•	1,221,354 shares of common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan.

To the extent that any outstanding options to purchase shares of our common stock are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, you may experience further dilution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any state thereof or the District of Columbia;
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or the Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any U.S. estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxation. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to  the Medicare contribution tax on net investment income or the alternative minimum tax, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on our Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying any cash dividends on any of our common stock. However, if we do make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or other Disposition of our Common Stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or other Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our Common Stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period of our common stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock will be subject to U.S. federal income tax on the disposition of our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA”, generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

U.S. Treasury Regulations proposed in December 2018, if finalized in their current form, would eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our common stock, and may be relied upon by taxpayers until final regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters.  J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book‑running managers of the offering and as representatives of the underwriters.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC .................................................................................................	1,162,791
BofA Securities, Inc. .......................................................................................................	697,675
Stifel, Nicolaus & Company, Incorporated ...............................................................................	348,837
WR Securities, LLC.............................................................................................................	116,279
Total.....................................................................................................................................	2,325,582

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares.  The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.29 per share.  After the public offering of the shares, the offering price and the other selling terms may be changed by the underwriters.  Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 348,837 of additional shares of common stock from us.  The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares.  If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above.  If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.  The underwriting fee is $2.15 per share.  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share.........................................................................................	$2.15	$2.15
Total...............................................................................................	$5,000,001	$5,750,001

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $545,000.  We have agreed to reimburse the underwriters up to $25,000 for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA. In addition, the underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering.  The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, subject to certain exceptions, we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to undertake any of the foregoing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., for a period of 90 days after the date of this prospectus supplement, other than, among other things, (i) the shares of our common stock to be sold pursuant to this prospectus supplement, (ii) any shares of our common stock issued upon the exercise of options and the vesting of restricted stock awards granted under our existing equity incentive plans, and (iii) any options to purchase shares of our common stock granted pursuant to our existing equity incentive plans.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days, or the restricted period, after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to undertake any of the foregoing, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock.

These lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. Subject to certain limitations, the lock-up provisions do not prevent any person from: (1) establishing or amending a trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 so long as there are no sales of common stock during the lock-up period, or (2) trading under a pre-existing Rule 10b5-1 trading plan.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SILK.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.  These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.  Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount.  The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market.  In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.  This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.  If the underwriters commence these activities, they may discontinue them at any time.  The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over‑the‑counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.  In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area and the United Kingdom,  each a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.To any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.To fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.In any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of J.P. Morgan Securities LLC and BofA Securities, Inc. has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005,  as amended, or the Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA, in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, and all such persons together being referred to as relevant persons. This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre, or DIFC

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus supplement and the accompanying prospectus:

•	Do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;
•

Have not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

Do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

May only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this prospectus supplement and accompanying prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice

SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, that file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.silkroadmed.com. The information on our website, or that can be accessed through our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. The accompanying prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022;
•	Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2021;
•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2022;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 9, 2022, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022; and
•	Our Current Reports on Form 8-K filed on June 22, 2021, May 31, 2022, and on June 10, 2022.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Silk Road Medical, Inc.

1213 Innsbruck Drive

Sunnyvale, California 94089

(408) 720-9002

Attn: Investor Relations

Email: info@silkroadmed.com

We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may obtain a free copy of these reports on the Investor Relations section of our website, www.silkroadmed.com.

PROSPECTUS

SILK ROAD MEDICAL, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The supplement and any related free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with any documents incorporated by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus, any prospectus supplement and any related free writing prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price of our public securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “SILK.”

In addition, the selling securityholders described in this prospectus may from time to time offer or sell shares of our common stock. The selling securityholders may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of our common stock by the selling securityholders, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of our common stock and the net proceeds any selling securityholders expect to receive from the sale of such common stock will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock by the selling securityholders. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

WE ARE AN EMERGING GROWTH COMPANY AND A SMALLER REPORTING COMPANY AS DEFINED UNDER FEDERAL SECURITY LAWS AND, AS SUCH, MAY ELECT TO COMPLY WITH CERTAIN REDUCED PUBLIC COMPANY REPORTING REQUIREMENTS FOR FUTURE FILINGS. INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The date of this prospectus is May 5, 2020.

Table of Contents

	Page		Page
ABOUT THIS PROSPECTUS	1	DESCRIPTION OF SECURITIES	10
THE COMPANY	2	PLAN OF DISTRIBUTION	11
RISK FACTORS	3	LEGAL MATTERS	14
USE OF PROCEEDS	7	EXPERTS	14
SELLING SECURITYHOLDERS	8	WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE	14
DESCRIPTION OF CAPITAL STOCK	9

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities and the selling securityholders may sell common stock from time to time and in one or more offerings as described in this prospectus. Each time that we or any selling securityholders offer and sell securities pursuant to this prospectus, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold (including, if applicable, the number of shares of our common stock that each of the selling securityholders will be selling) and the specific terms of that offering and, to the extent appropriate, any updates to the information about us contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any related free writing prospectus, you should rely on the applicable prospectus supplement and any related free writing prospectus. Before purchasing any securities, you should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find Additional Information; Incorporation by Reference.”

We and the selling securityholders have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us and the selling securityholders or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement to this prospectus and any related free writing prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

When we refer to “Silk Road Medical,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Silk Road Medical, Inc., unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

THE COMPANY

Silk Road Medical, Inc. was incorporated in the state of Delaware on March 21, 2007. We are a medical device company focused on reducing the risk of stroke and its devastating impact. We believe a key to stroke prevention is minimally-invasive and technologically advanced intervention to safely and effectively treat carotid artery disease, one of the leading causes of stroke. We have pioneered a new approach for the treatment of carotid artery disease called transcarotid artery revascularization, or TCAR, which we seek to establish as the standard of care. We manufacture and sell in the United States our portfolio of TCAR products, which are designed to provide direct access to the carotid artery, effective reduction in stroke risk throughout the procedure, and long-term restraint of carotid plaque.

We manufacture and distribute the ENROUTE NPS at our facility in Sunnyvale, California, using components and sub-assemblies manufactured both in-house and by third party manufacturers and suppliers. We purchase our other products from third-party contract manufacturers, including our ENROUTE stent.

Our principal executive offices are located at 1213 Innsbruck Drive, Sunnyvale, CA 94089, and our telephone number is (408) 720-9002.  Our website address is www.silkroadmed.com. Our common stock is currently listed on Nasdaq under the symbol “SILK.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the other information contained in this prospectus, in any accompanying prospectus supplement and incorporated by reference herein or therein, you should carefully consider the risks described below, as well as under the caption “Risk Factors” contained in the applicable prospectus supplement, and any related free writing prospectus, and the risks discussed under the caption “Risk Factors” contained in our most recent annual report on Form 10-K and in any of our quarterly reports on Form 10-Q since our most recent annual report on Form 10-K, as well as any amendments thereto, which are incorporated by reference into this prospectus or the applicable prospectus supplement in their entirety, together with other information in this prospectus, any prospectus supplement, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information; Incorporation by Reference.”

Risks Related to Our Business

The COVID-19 pandemic and efforts to reduce its spread has impacted, and may in the future periods negatively impact, our business and operations.

The spread of COVID-19 in the United States has resulted in travel restrictions impacting our sales professionals and therapy development specialists who support them. However, our field-based team continues to be available to support TCAR procedures, either in person or virtually.  Our field team may, however, choose not to enter hospitals due to preexisting conditions, personal choice, or on doctors’ orders or may be unable to enter hospitals due to hospital policy.  We have also cancelled our training programs, resulting in fewer new physicians trained on the TCAR procedure relative to our plans. In addition, hospitals may reduce staffing and postpone certain procedures in response to COVID-19 or divert resources to treat those patients with COVID-19. Some hospitals have also limited access for non-patients, including our sales professionals and therapy development specialists, which has negatively impacted our access to physicians and their patients. New hospital sanitization and social distancing protocols, as well as increased competition for operating room and hybrid operating rooms within hospitals that have dedicated certain resources only to COVID patients, may impact our business and operations. Additionally, we anticipate that an increase in the unemployment rate due to the impact of COVID-19 will decrease the number of potential patients with access to health insurance, which may result in fewer diagnoses, lower number of procedures, or result in a shift to procedures which are reimbursed by government payers. As hospitals cancel and defer elective surgeries, it reduces their revenue and impacts their financial results, which could result in pricing pressure on our products as they seek cost savings.  Prolonged restrictions relating to COVID-19 could adversely affect our sales and the revenue we derive as a result.

We expect these challenges to continue to impact our number of procedures through the second quarter of 2020, and perhaps for the remainder of 2020 and into 2021, but its extent cannot be quantified at this time. Our customers’ patients are also experiencing the economic impact of the current epidemic. Even an important surgical procedure like TCAR may be less of a priority than other items for those patients who have lost their jobs, are furloughed, have reduced work hours or are worried about the continuation of their medical insurance.  Patients may also be reluctant to visit their physicians or hospitals due to fear of contracting COVID-19.  Physicians are not performing as many diagnostic tests for their patients and the labs where these tests are performed may not be open, staffed adequately or open the entire day.  Even where physicians continue to treat symptomatic patients, treatment of asymptomatic patients is being deferred in many cases.  The reduction in diagnostic testing and physician visits, the increase in deferred treatment, and patient behaviors are translating into fewer TCAR procedures performed in the current environment.

Governmental mandates related to COVID-19 or other infectious diseases have impacted, and we expect them to continue to impact, our personnel and personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain and/or reduce our margins. For instance, on or about March 16, 2020, the Health Officers of the county of Santa Clara, where our headquarters, distribution and ENROUTE NPS assembly and packaging facility is located, issued a mandatory shelter-in-place order through April 7, 2020 that was later extended through May 31, 2020. While we have continued to operate with remote employees and essential employees on site, an extended implementation of this governmental mandate could impact our ability to operate effectively and conduct ongoing manufacturing or research and development. However, we are considered an essential business under applicable state rules and can restart our manufacturing operations at any time.  We have necessary components and raw materials on hand and appropriate distancing policies and protocols established to continue manufacturing operations. Additionally, we believe we have finished goods inventory on hand to react appropriately to an increase in demand.  We anticipate that even if there is a significant increase in demand for our products due to the deferred procedure volume backlog, new sanitization protocols and other capacity constraints may limit the efficient distribution of our finished products if the impact of COVID-19 is prolonged.

While we expect the COVID-19 pandemic to impact our business over the short term as some procedures are temporarily deferred, we have taken swift and proactive measures to minimize business disruptions and preserve financial flexibility.  In assessing our own cash conservation options, we have taken preemptive steps to curtail near-term spending, including delaying previously contemplated executive salary increases, slowing hiring initiatives  and reducing non-essential sales, general, and administrative expenses.  Some expenses planned for the second quarter of 2020, including physician training courses and advertising campaigns, are being deferred to later time periods.  In the event that COVID-19 continues to limit our sales and resulting revenue, we may have to reduce our employees’ work hours, furlough employees, reduce salaries, variable compensation and benefits, or implement a reduction-in-force. We may also solicit voluntary leaves of absence from our employees as we implement cash conservation strategies. Our ongoing operations may be impacted as a result of employees assuming additional roles and responsibilities within our organization and we would have fewer resources available to run our operations, which would reduce our expenses, but could also negatively impact our business operations and revenue as a result. We may also encounter voluntary departures of key employees due to any of the foregoing actions that we undertake. If key personnel or large groups of our employees contract the virus, that may also impact our business and operations. In the meantime, we have taken steps to provide for our employees, including providing the ability for employees to work remotely and implementing strategies to support appropriate social distancing techniques for future interactions. We are also assessing our business continuity plans in the context of this pandemic.

The outbreak and persistence of COVID-19 in international markets that we have targeted for our international expansion may also delay preparation for and launch of such expansion efforts. Regulatory timelines for approval in some countries have been delayed.  The spread of an infectious disease, including COVID-19, could also result in the inability of our suppliers to deliver components or raw materials to us on a timely basis. If there were a shortage of supply, the cost of these materials or components may increase and harm our ability to provide our products on a cost-effective basis. In connection with any supply shortages in the future, reliable and cost-effective replacement sources may not be available on short notice or at all, and this may force us to increase prices and face a corresponding decrease in demand for our products. In the event that any of our suppliers were to discontinue production of our key product components, developing alternate sources of supply for these components would be time consuming, difficult and costly. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and severity of the pandemic, the actions taken to reduce its transmission, and the speed with which normal economic and operating conditions resume, among others.

As permitted by the CARES Act, we have deferred the employer portion of social security taxes and plan to apply for employee retention credits. We continue to review and may seek other available benefits under CARES Act. We cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits under the CARES Act have not previously been administered on the present scale or at all. Government or third party program administrators may impose additional conditions and restrictions on our operations and the benefits may otherwise provide less relief than we contemplate. If the U.S. government or any other governmental authority agrees to provide crisis relief assistance that we accept, it may impose certain requirements on the recipients of the aid, including restrictions on executive officer compensation, dividends, prepayment of debt, limitations on debt and other similar restrictions that will apply for a period of time after the aid is repaid or redeemed in full. We cannot assure you that any such government crisis relief assistance will not significantly limit our corporate activities or be on terms that are favorable to us. Such restrictions and terms could adversely impact our business and operations.

Finally, we anticipate that the COVID-19 pandemic may impact clinical and regulatory matters.  While we do not have any clinical trials currently in process for regulatory purposes, COVID-19 is delaying enrollment in new clinical trials across the medical device industry and may affect any new trials we decide to pursue. Our ongoing diffusion weighted imaging trials in the US and Europe are experiencing patient enrollment delays. Additionally, we may experience regulatory delays in our effort to seek a label expansion for the ENROUTE stent in standard surgical risk patients, as the FDA has from time to time diverted resources to address the impact of COVID-19.  If COVID-19 continues to spread, we may experience disruptions that could have a material adverse impact on our clinical trial plans and timelines, including:

• Delays in receiving authorizations from local regulatory authorities to initiate planned clinical trials;
• Delays or difficulties in enrolling patients in our clinical trials;
• Delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

• Delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruptions in global shipping that may affect the transport of clinical trial materials;

• Changes in local regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

• Diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

• Interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others, or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data;

• Risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

• Delays in necessary interactions with local regulators, ethics committees and other third parties and contractors due to limitations in employee resources or forced furlough of government employees;

• Limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and

• Refusal of the FDA to accept data from clinical trials in affected geographies.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

In addition, the FDA and other global health regulatory agencies may also experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced and, as a result, review, inspection and other timelines may be materially delayed. For example, in response to the global pandemic of COVID-19, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and subsequently, on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. It is unknown how long such delays or disruptions could last. Any elongation or de-prioritization of our clinical or other product development activities or delay in regulatory review resulting from such disruptions could materially affect our results of operations.

The ultimate impact of COVID-19 is highly uncertain and subject to change. This impact could have a material, adverse impact on our liquidity, capital resources, operations and business and those of the third parties on which we rely. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. We do not yet know the full extent of potential delays or impacts on our business, financial condition and results of operations. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of COVID-19 on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity and our ability to operate.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the global financial crisis, could result in a variety of risks to our business, including driving hospitals to tighten budgets and curtail spending, which would negatively impact our sales and business. In addition, higher unemployment or reductions in business benefits plans could result in fewer commercially insured patients, which could negatively impact our revenue and business as a result. A weak or declining economy could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the economic climate and financial market conditions could adversely affect our business.

USE OF PROCEEDS

We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include funding research and development of our products, increasing our working capital, acquisitions or investments in businesses, joint ventures, collaboration arrangements, products or technologies that are complementary to our own and capital expenditures. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments such as money market funds, certificates of deposit, commercial paper and U.S. government securities.

We will not receive any of the proceeds from the sale of our securities by selling securityholders.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling securityholders,” of shares of common stock. Information about any selling securityholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. The selling securityholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling securityholders and the shares being offered for resale by such selling securityholders. However, the selling securityholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund provisions and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	Shares of common stock, par value $0.001 per share, of the Company;
•	Shares of preferred stock, par value $0.001 per share, of the Company;
•	Debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;
•	Warrants to purchase from us shares of our common stock or preferred stock or other securities;
•	Purchase contracts; and
•	Units representing two or more of the foregoing securities.

In addition, the selling securityholders may offer and sell from time to time, in one or more offerings, shares of common stock as described in this prospectus.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the securities that may be offered by us or the selling securityholders under this prospectus. The terms of the offering of securities, the offering price and the net proceeds to us or the selling securityholders will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell our securities from time to time in one or more transactions. We or the selling securityholders may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We or the selling securityholders may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we or the selling securityholders designate may solicit offers to purchase our securities.

•

We or the selling securityholders will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

• Unless we or the selling securityholders indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.
• Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We or the selling securityholders may use an underwriter or underwriters in the offer or sale of our securities.

•

If we or the selling securityholders use an underwriter or underwriters, we or the selling securityholders will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

• We or the selling securityholders will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

• The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We or the selling securityholders may use a dealer to sell our securities.

•	If we or the selling securityholders use a dealer, we will sell our securities to the dealer, as principal.
• The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
• We or the selling securityholders will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We or the selling securityholders may solicit directly offers to purchase our securities, and we or the selling securityholders may directly sell our securities to institutional or other investors. We or the selling securityholders will describe the terms of direct sales in the applicable prospectus supplement.

We or the selling securityholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We or the selling securityholders may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates or the selling securityholders, in the ordinary course of business.

We or the selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we or the selling securityholders use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we or the selling securityholders will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we or the selling securityholders describe in the prospectus supplement.
•

We or the selling securityholders will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell our securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We or the selling securityholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

Selling securityholders may use this prospectus in connection with resales of securities they hold as described in the applicable prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Silk Road Medical, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file periodic and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.silkroadmed.com. The information on our website, or that can be accessed through our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019;
•	Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019;
•	Our Current Report on Form 8-K filed on April 2, 2020; and
•

The description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A, filed with the SEC on March 27, 2019, including any subsequent filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents).

Requests for such documents should be directed to:

Silk Road Medical, Inc.

1213 Innsbruck Drive

Sunnyvale, California 94089

(408) 720-9002

Attn: Investor Relations

Email: info@silkroadmed.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

2,325,582 Shares

Common Stock

Prospectus Supplement

J.P. Morgan	BofA Securities	Stifel

Wolfe Capital Markets and Advisory

October 18, 2022